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                                                                    EXHIBIT 99.1

                                 (QUOVADX LOGO)

CONTACT
Larry Thede, VP - Investor Relations
Quovadx, Inc.
(800) 723-3033 x346

                    QUOVADX COMPLETES CARESCIENCE ACQUISITION

          - Transaction Expected to be Accretive to Earnings in 2004 -

ENGLEWOOD, CO, September 19, 2003 - Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, today announced the completion of its acquisition of CareScience, Inc., (formerly Nasdaq: CARE), one of the nation's leading healthcare management companies.

"I'm delighted to complete the acquisition of CareScience and to add their care management products and clinical knowledge to our healthcare suite of products," said Lorine Sweeney, president and chief executive officer of Quovadx. "The CareScience products and services expand our offerings to the growing payer and provider market. This combination is all about growth and creating value for customers and shareowners. We intend to quickly integrate the two companies and realize the benefits of this transaction."

"This is a great combination that will benefit our customers," said Dr. Ronald Paulus, president and chief executive officer of CareScience. "Linking our Care Management System and Care Data Exchange products with Quovadx real-time integration and business process management technology is intended to create a more robust and effective solution for our customers. I look forward to working with Lorine and her team to continue growing our client base and revenue stream."

Quovadx and CareScience announced the acquisition on August 14, 2003 and commenced an exchange offer on August 21, 2003. CareScience shareowners tendered
12.9 million shares (including 0.9 million shares tendered by notice of guaranteed delivery), or 97% of the outstanding shares of CareScience (including 7% tendered by guaranteed delivery), in the exchange offer that expired at 12:00 midnight EDT, Thursday, September 18, 2003. The tendered shares were accepted for exchange. Each share of CareScience common stock will be exchanged for $1.40 in cash, 0.1818 share of

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Quovadx common stock and cash for fractional shares in accordance with the terms of the offer.

As a result of the acquisition of more than 80% of the outstanding shares of CareScience, Quovadx effected this morning a short-form merger of its acquisition subsidiary with and into CareScience. As a result of the merger, each outstanding CareScience share not tendered in the exchange offer will be converted into the right to receive $1.40 in cash, 0.1818 shares of Quovadx common stock and cash for fractional shares. NASDAQ has notified Quovadx it will cease trading CareScience shares immediately.

CareScience will operate as a wholly owned subsidiary of Quovadx with administrative functions absorbed into Quovadx existing operations. Quovadx expects the acquisition to be accretive to earnings in 2004 as a result of cost savings, cross-selling opportunities and incremental revenue streams resulting from the companies' complementary products.

ABOUT QUOVADX, INC.

Quovadx (Nasdaq: QVDX) is a global software company, based in Englewood, CO, that helps organizations redevelop, extend and integrate customizable applications with the flexibility of open standards. The company's products and services have been proven to optimize business processes and deliver lasting customer value to over 3600 organizations around the world. At the center of the QUOVADX(TM) approach are Adaptive Frameworks, which are flexible, packaged application solutions. Adaptive Frameworks support rapid customization to meet specific client and industry requirements that are challenged by restricted budgets and zero tolerance for error. These industries include healthcare, life sciences, media and entertainment, financial services, manufacturing and government. With more than 550 employees, Quovadx operates internationally with locations in ten major U.S. metropolitan cities and one in the United Kingdom. For more information, please visit http://www.quovadx.com.

CAUTIONARY STATEMENT

Certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated effect of the CareScience acquisition on Quovadx's sales growth, revenue, cost structure, earnings and financial condition, the anticipated improvement in Quovadx's position in the industry in which it competes as a result of the transaction, and the expected effect of the transaction on Quovadx product offerings. These statements reflect management's current expectations regarding future events, speak only as of the date of this release, and may differ materially from actual future events. These statements are subject to a number of risks and uncertainties, including the potential difficulties in the assimilation of CareScience's operations, technologies and products, the risk of loss of key personnel of CareScience, diversion of management attention from other business concerns, and risk that the foregoing and other factors will not yield the expected accretion in the future. We do not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.

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QUOVADX is a trademark of Quovadx, Inc., and CareScience is a trademark of
CareScience, Inc., a Quovadx company. All other company and product names mentioned may be trademarks of the companies with which they are associated.

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